Exhibit 99.1

Transom Capital Completes Acquisition of SigmaTron International

Los Angeles, California and Elk Grove Village, Illinois, July 28, 2025 ― Transom Capital Group (“Transom”), an operationally focused middle-market private equity firm, and SigmaTron International, Inc. (formerly NASDAQ: SGMA) (“SigmaTron” or the “Company”), a global electronic manufacturing services (EMS) provider, today announced the successful completion of Transom’s previously announced acquisition of SigmaTron. With the closing of the transaction, SigmaTron’s common stock has ceased trading and will no longer be publicly listed.

“We are excited to embark on this next chapter in partnership with Transom,” said Gary Fairhead, Chairman and CEO of SigmaTron. “With Transom’s support and operational expertise, we are well positioned to accelerate our long-term strategic objectives, strengthen our customer partnerships and continue delivering innovative solutions across our diverse end markets.”

“We are thrilled to welcome SigmaTron to the Transom portfolio and to partner with its leadership team in driving the Company’s next phase of growth,” said Conor Davenport, Managing Director at Transom. “Through this take-private, we see significant opportunities to enhance SigmaTron’s sales, operations, and profitability, and to drive further growth through strategic M&A. With seven global manufacturing facilities, including five in North America, SigmaTron is uniquely positioned to navigate today’s macroeconomic and tariff environment while continuing to deliver best-in-class solutions to its customers. This investment reflects Transom’s commitment to supporting manufacturing businesses, and we look forward to helping SigmaTron accelerate operational excellence and capture new industry opportunities.”

Transaction Details

Transom’s tender offer to acquire all issued and outstanding shares of SigmaTron’s common stock, at a purchase price of $3.02 per share in cash, expired as scheduled at one minute after 11:59 p.m., Eastern Time, on July 24, 2025, and was not extended.

Equiniti Trust Company, LLC, the depositary and paying agent for the offer, confirmed that 4,401,189 shares (71.9% of the outstanding shares) were validly tendered and not withdrawn. Accordingly, all conditions to the offer were satisfied, and the shares have been accepted for payment.

Advisors

Kirkland & Ellis LLP is serving as legal advisor to Transom. Lincoln International is serving as exclusive financial advisor to SigmaTron; Greenberg Traurig, LLP and Howard & Howard Attorneys PLLC are serving as legal advisors to SigmaTron.

About SigmaTron

Headquartered in Elk Grove Village, Illinois, SigmaTron operates in one reportable segment as an independent provider of electronic manufacturing services (EMS), which includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. SigmaTron and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, SigmaTron maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan.

About Transom Capital

Transom is a leading operationally focused private equity firm that thrives in complexity, specializing in identifying and unlocking value in the middle market. Founded in 2008 and headquartered in Los Angeles, Transom has established a strong track record across various economic cycles by employing a time-tested, operationally intensive strategy to drive transformative outcomes. Transom’s expertise spans corporate carve-outs, lender-owned businesses, and other complex situations requiring speed, flexibility, and precision. Supported by a large in-house operations team, Transom delivers tailored solutions backed with functional expertise to help companies unlock their full potential.

Transom’s sector-flexible approach is grounded in pattern recognition, value creation, and disciplined execution. The firm provides not only capital, but also the tools, insights, and operational capabilities necessary to accelerate performance and create long-term value.

For more information, visit www.transomcap.com.

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Media Contacts

FGS Global for Transom Capital
transomcapital@fgsglobal.com